  EXHIBIT 99.2

For Immediate Release:

StrikeForce Reg A Tier II Press Release Clarification

EDISON, N.J., February 8 2021 -  StrikeForce Technologies, Inc. (OTC PINK: SFOR), as of  Friday January 29th, 2021, “StrikeForce has completed its Reg A Tier II funding round, and in doing so we only needed to sell 465,000,000 common shares for a total outstanding of 757,000,000 common shares as against  a total outstanding of 800,000,000 common shares originally considered and planned for. That’s 43,000,000 less common shares in the market, the Offering Circular only required 465,000,000 common shares being sold to compelete the offering. This is a correction statement for clarity,” says Mr. Kay, CEO of StrikeForce.

“In addition to the correction fact above, adding further clarity, I also stated in a prior release, “as paying off the variable convertible debt of about $900,000 plus interest and fees,” is inaccurate. Even though about $900,000 was about the amount of debt retired, the variable conversion notes weren’t paid off, they were either converted or  forgiven (as disclosed in the the Current Report on Form 8-K as filed with the SEC), even though the amount was correct,” says Mark Kay, CEO of StrikeForce. “Thanks for believeing in us and investing in the Reg A and for those of you that partook in it. I do apologize for these points of clarity,” says Kay.

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About StrikeForceTechnologies, Inc.

StrikeForce Technologies helps to prevent Cyber theft and data security breaches for consumers, corporations, and government agencies. It provides powerful two-factor, “Out-of-Band” authentication and keystroke encryption along with mobile solutions. StrikeForce Technologies, Inc. (OTC PINK StrikeForce:SFOR) is headquartered in Edison, N.J., and can be reached at www.strikeforcetech.com or by phone at (732) 661-9641 or toll-free at (866) 787-4542.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the sales of the company's identity protection software products into various channels and market sectors, the issuance of the company's pending patent application, and the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the company.

Contact Info:

StrikeForce Technologies, Inc.

Mark L. Kay
(732) 661-9641
marklkay@strikeforcetech.com

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